Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Executive Promotion

Madison, N.J., January 26, 2007 — Robert Essner, Chairman and Chief Executive Officer of Wyeth (NYSE:WYE), announced today the election of Bernard Poussot, 55, to the position of President, Chief Operating Officer (COO) and Vice Chairman, Wyeth. In addition, Mr. Poussot was elected to the Company’s Board of Directors, effective today. This election increases the number of Wyeth board members from 12 to 13.

With this promotion, Mr. Poussot continues his current leadership responsibilities for Wyeth Pharmaceuticals and Wyeth R&D, as well as the Wyeth Consumer Healthcare and Fort Dodge Animal Health divisions of the Company. He will continue to report to Mr. Essner.

Mr. Poussot began his career at Wyeth in 1986. In 1996, he was appointed President of Wyeth-Ayerst International and he was promoted to President of the worldwide pharmaceutical business in 1997. In 2002, he was promoted to Executive Vice President, Wyeth, assuming responsibility for Wyeth R&D. In April 2006, Mr. Poussot was promoted to President and Vice Chairman, Wyeth.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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